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EXHIBIT 10.07

BLUE CROSS
CONTROLLED AFFILIATE LICENSE AGREEMENT
APPLICABLE TO LIFE INSURANCE COMPANIES
(Includes revisions adopted by Member Plans through their November 16, 2000 meeting)

    This agreement by and among Blue Cross and Blue Shield Association ("BCBSA") Greater Georgia Life Insurance Company ("Controlled Affiliate"), a Controlled Affiliate of the Blue Cross Plan(s), known as WellPoint Health Networks Inc. ("Plan").

WHEREAS, BCBSA is the owner of the BLUE CROSS and BLUE CROSS Design service marks;

WHEREAS, the Plan and the Controlled Affiliate desire that the latter be entitled to use the BLUE CROSS and BLUE CROSS Design service marks (collectively the "Licensed Marks") as service marks and be entitled to use the term BLUE CROSS in a trade name ("Licensed Name");

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.  GRANT OF LICENSE

    Subject to the terms and conditions of this Agreement, BCBSA hereby grants to the Controlled Affiliate the exclusive right to use the licensed Marks and Names in connection with and only in connection with those life insurance and related services authorized by applicable state law, other than health care plans and related services (as defined in the Plan's License Agreements with BCBSA) which services are not separately licensed to Controlled Affiliate by BCBSA, in the Service Area served by the Plan, except that BCBSA reserves the right to use the Licensed Marks and Name in said Service Area, and except to the extent that said Service Area may overlap the area or areas served by one or more other licensed Blue Cross Plans as of the date of this License as to which overlapping areas the rights hereby granted are non-exclusive as to such other Plan or Plans and their respective Licensed Controlled Affiliates only. Controlled Affiliate cannot use the Licensed Marks or Name outside the Service Area or, anything in any other license to Controlled Affiliate notwithstanding, in its legal or trade name.

    2.  QUALITY CONTROL

    A.  Controlled Affiliate agrees to use the Licensed Marks and Name only in relation to the sale, marketing and rendering of authorized products and further agrees to be bound by the conditions regarding quality control shown in Exhibit A as it may be amended by BCBSA from time-to-time.

Amended as of November 17, 1994

    B.  Controlled Affiliate agrees that Plan and/or BCBSA may, from time-to-time, upon reasonable notice, review and inspect the manner and method of Controlled Affiliate's rendering of service and use of the Licensed Marks and Name.

    C.  Controlled Affiliate agrees that it will provide on an annual basis (or more often if reasonably required by Plan or by BCBSA) a report to Plan and BCBSA demonstrating Controlled Affiliate's compliance with the requirements of this Agreement including but not limited to the quality control provisions of Exhibit A.

    D.  As used herein, a Controlled Affiliate is defined as an entity organized and operated in such a manner that it is subject to the bona fide control of a Plan or Plans. Absent written approval by BCBSA of an alternative method of control, bona fide control shall mean the legal authority, directly or indirectly through wholly-owned subsidiaries: (a) to select members of the Controlled Affiliate's governing body having not less than 51% voting control thereof; (b) to exercise operational control with respect to the governance thereof; and (c) to prevent any change in its articles of incorporation, bylaws or other governing documents deemed inappropriate. In addition, a Plan or Plans shall own at least 51% of any for-profit Controlled Affiliate. If the Controlled Affiliate is a mutual company, the Plan or its designee(s) shall have and maintain, in lieu of the requirements of items (a) and (c) above, proxies representing 51% of the votes at any meeting of the policyholders and shall demonstrate that there is no reason to believe this such proxies shall be revoked by sufficient policyholders to reduce such percentage below 51%.

    3.  SERVICE MARK USE

    Controlled Affiliate shall at all times make proper service mark use of the Licensed Marks, including but not limited to use of such symbols or words as BCBSA shall specify to protect the Licensed Marks, and shall comply with such rules (applicable to all Controlled Affiliates licensed to use the Marks) relative to service mark use, as are issued from time-to-time by BCBSA. If there is any public reference to the affiliation between the Plan and the Controlled Affiliate, all of the Controlled Affiliate's licensed services in the Service Area of the Plan shall be rendered under the Licensed Marks. Controlled Affiliate recognizes and agrees that all use of the Licensed Marks by Controlled Affiliate shall inure to the benefit of BCBSA.

    4.  SUBLICENSING AND ASSIGNMENT

    Controlled Affiliate shall not sublicense, transfer, hypothecate, sell, encumber or mortgage, by operation of law or otherwise, the rights granted hereunder and any such act shall be voidable at the option of Plan or BCBSA. This Agreement and all rights and duties hereunder are personal to Controlled Affiliate.

    5.  INFRINGEMENTS

    Controlled Affiliate shall promptly notify Plan and BCBSA of any suspected acts of infringement, unfair competition or passing off which may occur in relation to the Licensed Marks. Controlled Affiliate shall not be entitled to require Plan or BCBSA to take any actions or institute any proceedings to prevent infringement, unfair competition or passing off by third parties. Controlled Affiliate agrees to render to Plan and BCBSA, free of charge, all reasonable assistance in connection with any matter pertaining to the protection of the Licensed Marks by BCBSA.

    6.  LIABILITY INDEMNIFICATION

    Controlled Affiliate hereby agrees to save, defend, indemnify and hold Plan and BCBSA harmless from and against all claims, damages, liabilities and costs of every kind, nature and description which may arise as a result of Controlled Affiliate's rendering of health care services under the Licensed Marks.

    7.  LICENSE TERM

    The license granted by this Agreement shall remain in effect for a period of one (1) year and shall be automatically extended for additional one (1) year periods upon evidence satisfactory to the Plan and BCBSA that Controlled Affiliate meets the then applicable quality control standards, unless one of the parties hereto notifies the other party of the termination hereof at least sixty (60) days prior to expiration of any license period.

    This Agreement may be terminated by the Plan or by BCBSA for cause at any time provided that Controlled Affiliate has been given a reasonable opportunity to cure and shall not effect such a cure within thirty (30) days of receiving written notice of the intent to terminate (or commence a cure within such thirty day period and continue diligent efforts to complete the cure if such curing cannot reasonably be completed within such thirty day period). By way of example and not for purposes of limitation, Controlled Affiliate's failure to abide by the quality control provisions of Paragraph 2, above, shall be considered a proper ground for cancellation of this Agreement.

    This Agreement and all of Controlled Affiliate's rights hereunder shall immediately terminate without any further action by any party or entity in the event that:

    A.  Controlled Affiliate shall no longer comply with Standard No. 1 (Organization and Governance) of Exhibit A or, following an opportunity to cure, with the remaining quality control provisions of Exhibit A, as it may be amended from time-to-time; or

    B.  Plan ceases to be authorized to use the Licensed Marks; or

    C.  Appropriate dues for Controlled Affiliate pursuant to item 8 hereof, which are the royalties for this License Agreement are more than sixty (60) days in arrears to BCBSA.

    Upon termination of this Agreement for cause or otherwise, Controlled Affiliate agrees that it shall immediately discontinue all use of the Licensed Marks including any use in its trade name.

    In the event of any disagreement between Plan and BCBSA as to whether grounds exist for termination or as to any other term or condition hereof, the decision of BCBSA shall control, subject to provisions for mediation or mandatory dispute resolution in effect between the parties.

    Upon termination of this Agreement, Licensed Controlled Affiliate shall immediately notify all of its customers that it is no longer a licensee of the Blue Cross and Blue Shield Association and provide instruction on how the customer can contact the Blue Cross and Blue Shield Association or a designated licensee to obtain further information on securing coverage. The written notification required by this paragraph shall be in writing and in a form approved by the Association. The Association shall have the right to audit the terminated entity's books and records to verify compliance with this paragraph.

    8.  DUES

    Controlled Affiliate will pay to BCBSA a fee for this license in accordance with the following formula:

  •
  An annual fee of five thousand dollars ($5,000) per license, plus

  •
  .05% of gross revenue per year from branded group products, plus

  •
  .5% of gross revenue per year from branded individual products plus

  •
  .14% of gross revenue per year from branded individual annuity products.

  Amended as of November 20, 1997

  The foregoing percentages shall be reduced by one-half where both a BLUE CROSS® and BLUE SHIELD® license are issued to the same entity. In the event that any License period is greater or less than one (1) year, any amounts due shall be prorated. Royalties under this formula will be calculated, billed and paid in arrears.

    Plan will promptly and timely transmit to BCBSA all dues owed by Controlled Affiliate as determined by the above formula and if Plan shall fail to do so, Controlled Affiliate shall pay such dues directly.

    9.  JOINT VENTURE

    Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency or employment relationship between Plan and Controlled Affiliate or between either and BCBSA.

    9A.  VOTING

    For all provisions of this Agreement referring to voting, the term "Plans" shall mean all entities licensed under the Blue Cross License Agreement and/or the Blue Shield License Agreement, and in all votes of the Plans under this Agreement the Plans shall vote together. For weighted votes of the Plans, the Plan shall have a number of votes equal to the number of weighted votes (if any) that it holds as a Blue Cross Plan plus the number of weighted votes (if any) that it holds as a Blue Shield Plan. For all other votes of the Plans, the Plan shall have one vote. For all questions requiring an affirmative three-fourths weighted vote of the Plans, the requirement shall be deemed satisfied with a lesser weighted vote unless six (6) or more Plans fail to cast weighted votes in favor of the question.

    10.  NOTICES AND CORRESPONDENCE

    Notices regarding the subject matter of this Agreement or breach or termination thereof shall be in writing and shall be addressed in duplicate to the last known address of each other party, marked respectively to the attention of its President and, if any, its General Counsel.

Amended as of June 16, 2000

4a

(The next page is page 5)

    11.  COMPLETE AGREEMENT

    This Agreement contains the complete understandings of the parties in relation to the subject matter hereof. This Agreement may only be amended by a writing executed by all parties.

    12.  SEVERABILITY

    If any term of this Agreement is held to be unlawful by a court of competent jurisdiction, such finding shall in no way effect the remaining obligations of the parties hereunder and the court may substitute a lawful term or condition for any unlawful term or condition so long as the effect of such substitution is to provide the parties with the benefits of this Agreement.

    13.  NONWAIVER

    No waiver by BCBSA of any breach or default in performance on the part of the Controlled Affiliate or any other licensee of any of the terms, covenants or conditions of this Agreement shall constitute a waiver of any subsequent breach or default in performance of said terms, covenants or conditions.

    14.  GOVERNING LAW

    This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed, effective as of the date of last signature written below.

Greater Georgia Life Insurance Company:
By:	/s/ HUGH J. STEDMAN Hugh J. Stedman
Date:	3-15-01
WellPoint Health Networks Inc.:
By:	/s/ LEONARD D. SCHAEFFER Leonard D. Schaeffer
Date:	3-15-01
BLUE CROSS AND BLUE SHIELD ASSOCIATION
By:	/s/ ROGER G. WILSON Roger G. Wilson
Date:	3-15-01

EXHIBIT A
CONTROLLED AFFILIATE LICENSE STANDARDS
LIFE INSURANCE COMPANIES

PREAMBLE

    The standards for licensing Life Insurance Companies (Life and Health Insurance companies, as defined by state statute) are established by BCBSA and are subject to change from time-to-time upon the affirmative vote of three-fourths (3/4) of the Plans and three-fourths (3/4) of the total weighted vote of all Plans. Each Licensed Plan is required to use a standard controlled affiliate license form provided by BCBSA and to cooperate fully in assuring that the licensed Life Insurance Company maintains compliance with the license standards.

    An organization meeting the following standards shall be eligible for a license to use the Licensed Marks within the service area of its sponsoring Licensed Plan to the extent and the manner authorized under the Controlled Affiliate License applicable to Life Insurance Companies and the principal license to the Plan.

Standard 1—Organization and Governance

    The LIC shall be organized and operated in such a manner that it is controlled by a licensed Plan or Plans which have, directly or indirectly: 1) not less than 51% of the voting control of the LIC; and 2) the legal ability to prevent any change in the articles of incorporation, bylaws or other establishing or governing documents of the LIC with which it does not concur; and 3) operational control of the LIC.

    If the LIC is a mutual company, the Plan or its designee(s) shall have and maintain, in lieu of the requirements of items 1 and 2 above, proxies representing at least 51% of the votes at any policyholder meeting and shall demonstrate that there is no reason to believe such proxies shall be revoked by sufficient policyholders to reduce such percentage below 51%.

Standard 2—State Licensure

    The LIC must maintain unimpaired licensure or certificate of authority to operate under applicable state laws as a life and health insurance company in each state in which the LIC does business.

CONTROLLED AFFILIATE LICENSE STANDARDS
LIFE INSURANCE COMPANIES

Standard 3—Records and Examination

    The LIC and its sponsoring licensed Plan(s) shall maintain and furnish, on a timely and accurate basis, such records and reports regarding the LIC as may be required in order to establish compliance with the license agreement. The LIC and its sponsoring licensed Plan(s) shall permit BCBSA to examine the affairs of the LIC and shall agree that BCBSA's board may submit a written report to the chief executive officer(s) and the board(s) of directors of the sponsoring Plan(s).

Standard 4—Mediation

    The LIC and its sponsoring Plan(s) shall agree to use the then-current BCBSA mediation and mandatory dispute resolution processes, in lieu of a legal action between or among another licensed controlled affiliate, a licensed Plan or BCBSA.

Standard 5—Financial Responsibility

    The LIC shall maintain adequate financial resources to protect its customers and meet its business obligations.

EXHIBIT 2

Membership Standards

Preamble

    The Membership Standards apply to all organizations seeking to become or to continue as Regular Members of the Blue Cross and Blue Shield Association. Any organization seeking to become a Regular Member must be found to be in substantial compliance with all Membership Standards at the time membership is granted and the organization must be found to be in substantial compliance with all Membership Standards for a period of two (2) years preceding the date of its application. If Membership is sought by an entity which controls or is controlled by one or more Plans, such compliance shall be determined on the basis of compliance by such Plan or Plans.

    The Regular Member Plans shall have authority to interpret these Standards. Compliance with any Membership Standard may be excused, at the Plans' discretion, if the Plans agree that compliance with such Standard would require the Plan to violate a law or governmental regulation governing its operation or activities.

    A Regular Member Plan that operates as a "Shell Holding Company" is defined as an entity that assumes no underwriting risk and has less than 1% of the consolidated enterprise assets (excludes investments in subsidiaries) and less than 5% of the consolidated enterprise general and administrative expenses.

    A Regular Member Plan that operates as a "Hybrid Holding Company" is defined as an entity that assumes no underwriting risk and has either more than 1% of the consolidated enterprise assets (excludes investments in subsidiaries) or more than 5% of the consolidated enterprise general and administrative expenses.

Standard 1:	A Plan's Board shall not be controlled by any special interest group, and shall act in the interest of its Corporation in providing cost-effective health care services to its customers. A Plan shall maintain a governing Board, which shall control the Plan, composed of a majority of persons other than providers of health care services, who shall be known as public members. A public member shall not be an employee of or have a financial interest in a health care provider, nor be a member of a profession which provides health care services.
Amended as of November 19, 1998

EXHIBIT 2

Membership Standards

Standard 2:
A Plan shall furnish to the Association on a timely and accurate basis reports and records relating to compliance with these Standards and the License Agreements between the Association and the Plans. Such reports and records are the following:
	A.	BCBSA Membership Information Request;
	B.	Biennial trade name and service mark usage material, including disclosure material under Standard 7;
C.
Changes in the governance of the Plan, including changes in a Plan's Charter, Articles of Incorporation, or Bylaws, changes in a Plan's Board composition, or changes in the identity of the Plan's Principal Officers;
D.
Quarterly Financial Report, Semi-annual "Managed Care Organizations Risk-Based Capital (MCO-RBC) Report" as defined by the NAIC, Combined Annual Financial Forecast, Annual Certified Audit Report, Insurance Department Examination Report, Annual Statement filed with State Insurance Department (with all attachments), Plan, Subsidiary and Affiliate Report; and
•
Plans that are a Shell Holding Company as defined in the Preamble hereto are required to furnish only a calendar year-end "Managed Care Organizations Risk-Based Capital (MCO-RBC) Report" as defined by the NAIC.

Amended as of November 16, 2000

EXHIBIT 2

Membership Standards

	E.	Quarterly Enrollment Report, Semi-Annual Benefit Cost Management Report and Member Touchpoint Measures Index (MTM) starting 12/31/00 and semi-annually thereafter; and
• Plans that are a Shell Holding Company as defined in the Preamble hereto are not required to furnish any items identified in Paragraph E.
Standard 3:	A Plan shall be operated in a manner that provides reasonable financial assurance that it can fulfill its contractual obligations to its customers.
Standard 4:	A Plan shall be operated in a manner responsive to customer needs and requirements.
Standard 5:
A Plan shall effectively and efficiently participate in each national program as from time to time may be adopted by the Member Plans for the purposes of providing portability of membership between the Plans and ease of claims processing for customers receiving benefits outside of the Plan's Service Area.
Such programs are applicable to Blue Cross and Blue Shield Plans, and include:
	A.	Transfer Program;
	B.	Inter-Plan Teleprocessing System (ITS);
	C.	BlueCard Program; and
	D.	Electronic Claims Routing Process

Amended as of November 16, 2000

EXHIBIT 2

Membership Standards

Standard 6:
In addition to requirements under the national programs listed in Standard 5: Participation in National Programs, a Plan shall take such action as required to ensure its financial performance in programs and contracts of an inter-Plan nature or where the Association is a party.
Standard 7:
A Plan shall make adequate disclosure in contracting with third parties and in disseminating public statements of (i) the structure of the Blue Cross and Blue Shield System, (ii) the independent nature of every Plan, and (iii) the Plan's financial condition.
Standard 8:
A Plan shall cooperate with the Association's Board of Directors and its Plan Performance and Financial Standards Committee in the administration of the Plan Performance Response Process and in addressing Plan performance problems identified thereunder.
Standard 9:	A Plan shall obtain a rating of its financial strength from an independent rating agency approved by the Association's Board of Directors for such purpose.
Standard 10:
During each year, a Plan and its Controlled Affiliate(s) engaged in providing licensable services (excluding Life Insurance and Charitable Foundation Services) shall use their best efforts in the designated Service Area to promote and build the value of the Blue Cross and Blue Shield Marks.
Standard 11:
Neither a Plan nor any Larger Controlled Affiliate shall cause or permit an entity other than a Plan or a Licensed Controlled Affiliate thereof to obtain control of the Plan or Larger Controlled Affiliate or to acquire a substantial portion of its assets related to licensable services.

Amended as of June 18, 1999

EXHIBIT 3

GUIDELINES WITH RESPECT TO USE OF
LICENSED NAME AND MARKS IN CONNECTION WITH NATIONAL ACCOUNTS

    1.  The strength of the Blue Cross/Blue Cross National Accounts mechanism, and the continued provision of cost effective, quality health care benefits to National Accounts, are predicated on locally managed provider networks coordinated on a national scale in a manner consistent with effective service to National Account customers and consistent with the preservation of the integrity of the Blue Cross/Blue Shield system and the Licensed Marks. These guidelines shall be interpreted in keeping with such ends.

    2.  A National Account is an entity with employee and/or retiree locations in more than one Plan's Service Area. Unless otherwise agreed, a National Account is deemed located in the Service Area in which the corporate headquarters of the National Account is located. The Control Plan of a National Account is the Plan in whose Service Area the National Account is located. A participating ("Par") Plan is a Plan in whose Service Area the National Account has employee and/or retiree locations, but in which the National Account is not located.

    3.  The National Account Guidelines enunciated herein below shall be applicable only with respect to the business of new National Accounts acquired after January 1, 1991.

    4.  Control Plans shall utilize National Account identification cards complying with then currently effective BCBSA graphic standards in connection with all National Accounts business to facilitate administration thereof, to minimize subscriber and provider confusion, and to reflect a commitment to cooperation among Plans.

    5.  Disputes among Plans and/or BCBSA as to the interpretation or implementation of these Guidelines or as to other National Accounts issues shall be submitted to mediation and mandatory dispute resolution as provided in the License Agreement. For two years from the effective date of the License Agreement, however, such disputes shall be subject to mediation only, with the results of such mediation to be collected and reported in order to establish more definitive operating parameters for National Accounts business and to serve as ground rules for future binding dispute resolution.

EXHIBIT 3

    6.  The Control Plan may use the BlueCard Program (as defined by IPOC) to deliver benefits to employees and non-Medicare eligible retirees in a Participating Plan's service area if an alternative arrangement with the Participating Plan cannot be negotiated. The Participating Plan's minimum servicing requirement for those employees and non-Medicare retirees in its service area is to deliver benefits using the BlueCard Program. Account delivery is subject to the policies, provisions and procedures of the BlueCard Program.

    7.  For provider payments in a Participating Plan's area (on non-BlueCard claims), payment to the provider may be made by the Participating Plan or the Control Plan at the Participating Plan's option. If the Participating Plan elects to pay the provider, it may not withhold payment of a claim verified by the Control Plan or its designated processor, and payment must be in conformity with service criteria established by the Board of Directors of BCBSA (or an authorized committee thereof) to assure prompt payment, good service and minimum confusion with providers and subscribers. The Control Plan, at the Participating Plan's request, will also assure that measures are taken to protect the confidentiality of the data pertaining to provider reimbursement levels and profiles.

    8.  For claim payments in a Participating Plan's area (on non-BlueCard claims), Participating Plans are strongly encouraged, but not required, to pass along to the Control Plan part or all of local provider discounts and differentials for use by the Control Plan in negotiating financial arrangements with National Accounts. However, since the size, basis, form and use of local differentials can vary substantially among Plans and also by individual National Account characteristics, the degree and form of any discount or differential passed along to the Control Plan shall be strictly a matter of negotiated contractual agreement between a Participating Plan and the Control Plan and may also vary from one National Account to another. In order to facilitate the quotation of national account pricing and the offering of a variety of National Account delivery systems, all Plans are strongly encouraged to periodically publish to other Plans and the BCBSA their National Account contracting policies with respect to the handling of differentials.

    The Control Plan, in its financial agreements with a National Account, is expected to reasonably reflect the aggregate amount of differentials passed along to the Control Plan by all Participating Plans in a National Account. The exact form and substance of this may vary from one National Account to another and shall be a matter of

Amended as of June 14, 1996

EXHIBIT 3

explicit negotiation and contractual relationship between the National Account and the Control Plan. The specifics in an agreement between the Control Plan and the National Account may vary in form (e.g., a guaranteed offset against retentions, or a direct pass through, or a guaranteed aggregate percentage discount, or no pass back at all, etc.), and the Control Plan has the responsibility and the Authority to negotiate precise arrangements. However, irrespective of the final arrangements between the Control Plan and the National Account, a Participating Plan's liability for passing along differentials shall be limited to the contractual agreement the Participating Plan has with the Control Plan on a specific National Account.

    9.  Other than in contracting with health care providers or soliciting such contracts in areas contiguous to a Plan's Service Area in order to serve its subscribers or those of its licensed Controlled Affiliate residing or working in its Service Area, a Control Plan may not use the Licensed Marks and/or Name, as a tag line or otherwise, to negotiate directly with providers outside its Service Area.

EXHIBIT 4

GOVERNMENT PROGRAMS AND CERTAIN OTHER USES

    1.  A Plan and its licensed Controlled Affiliate may use the Licensed Marks and Name in bidding on and executing a contract to serve a Government Program, and in thereafter communicating with the Government concerning the Program. With respect, however, to such contracts entered into after the 1st day of January, 1991, the Licensed Marks and Name will not be used in communications or transactions with beneficiaries or providers in the Government Program located outside a Plan's Service Area, unless the Plan can demonstrate to the satisfaction of BCBSA's governing body that such a restriction on use of the Licensed Marks and Name will jeopardize its ability to procure the contract for the Government Program. As to both existing and future contracts for Government Programs, Plans will discontinue use of the Licensed Marks and Name as to beneficiaries and Providers outside their Service Area as expenditiously as circumstances reasonably permit. Effective January 1, 1995, except as provided in the first sentence above, all use by a Plan of the Licensed Marks and Name in Government Programs outside of the Plan's Service Area shall be discontinued. Incidental communications outside a Plan's Service Area with resident or former resident beneficiaries of the Plan, and other categories of necessary incidental communications approved by BCBSA, are not prohibited.

    2.  In connection with activity otherwise in furtherance of the License Agreement, a Plan may use the Licensed Marks and Name outside its Service Area in the following circumstances which are deemed legitimate and necessary and not likely to cause consumer confusion:

  a.
  sending letterhead, envelopes, and similar items for administrative purposes which do not solicit the sale of health care plans and related services;

  b.
  distributing business cards other than in marketing and selling;

  c.
  contracting with health care providers or soliciting such contracts in areas contiguous to a Plan's Service Area in order to serve its subscribers or those of its licensed Controlled Affiliate residing or working in its service area;

  d.
  issuing a small sign containing the legal name or trade name of the Plan or its licensed Controlled Affiliate for display by a provider to identify the latter as a participating provider of the Plan or Controlled Affiliate;

EXHIBIT 4

  e.
  advertising in publications or electronic media solely to persons for employment;

  f.
  advertising in print, electronic or other media which serve, as a substantial market, the Service Area of the Plan or licensed Controlled Affiliate, provided that no Plan may advertise outside its Service Area on the national broadcast and cable networks and that advertisements in national print media are limited to the smallest regional edition encompassing the Service Area;

  g.
  advertising by direct mail where the addressee's zip code plus 4 includes, at least in part, the Plan's Service Area or that of a licensed Controlled Affiliate.

EXHIBIT 5

MEDIATION AND MANDATORY DISPUTE RESOLUTION (MMDR) RULES

    The Blue Cross and Blue Shield Plans ("Plans") and the Blue Cross Blue Shield Association ("BCBSA") recognize and acknowledge that the Blue Cross and Blue Shield system is a unique nonprofit and for-profit system offering cost effective health care financing and services. The Plans and BCBSA desire to utilize Mediation and Mandatory Dispute Resolution ("MMDR") to avoid expensive and time-consuming litigation that may otherwise occur in the federal and state judicial systems. Even MMDR should be viewed, however, as methods of last resort, all other procedures for dispute resolution having failed. Except as otherwise provided in the License Agreements, the Plans, their Controlled Affiliates and BCBSA agree to submit all disputes to MMDR pursuant to these Rules and in lieu of litigation.

1.  Initiation of Proceedings

    A.  Pre-MMDR Efforts

    Before filing a Complaint to invoke the MMDR process, the CEO of a complaining party, or his/her designated representative, shall undertake good faith efforts with the other side(s) to try to resolve any dispute.

    B.  Complaint

    To commence a proceeding, the complaining party (or parties) shall provide by certified mail, return receipt requested, a written Complaint to the BCBSA Corporate Secretary (which shall also constitute service on BCBSA if it is a respondent) and to any Plan(s) and/or Controlled Affiliate(s) named therein. The Complaint shall contain:

  i.
  identification of the complaining party (or parties) requesting the proceeding;

  ii.
  identification of the respondent(s);

  iii.
  identification of any other persons or entities who are interested in a resolution of the dispute;

  iv.
  a full statement describing the nature of the dispute;

  v.
  identification of all of the issues that are being submitted for resolution;

  Amended as of November 21, 1996

  vi.
  the remedy sought;

  vii.
  a statement as to whether the complaining party (or parties) elect(s) first to pursue Mediation;

  viii.
  any request, if applicable, that one or more members of the Mediation Committee be disqualified from the proceeding and the grounds for such request;

  ix.
  any request, if applicable, that the matter be handled on an expedited basis and the reasons therefor; and

  x.
  a statement signed by the CEO of the complaining party affirming that the CEO has undertaken efforts, or has directed efforts to be undertaken, to resolve the dispute before resorting to the MMDR process.

The complaining party (or parties) shall file and serve with the Complaint copies of all documents which the party (or parties) intend(s) to offer at the Arbitration Hearing and a statement identifying the witnesses the party (or parties) intend(s) to present at the Hearing, along with a summary of each witness' expected testimony.

    C.  Answer

    Within twenty (20) days after receipt of the Complaint, each respondent shall serve on the BCBSA and on the complaining party (or parties) and on the Chairman of the Mediation Committee;

  i.
  a full Answer to the aforesaid Complaint;

  ii.
  a statement of any Counterclaims against the complaining party (or parties), providing with respect thereto the information specified in Paragraph 1.B., above;

  iii.
  a statement as to whether the respondent elects to first pursue Mediation;

  iv.
  any request, if applicable, that one or more members of the Mediation Committee be disqualified from the proceeding and the grounds for such request; and

  v.
  any request, if applicable, that the matter be handled on an expedited basis and the reasons therefor.

The respondent(s) shall file and serve with the Answer or by the date of the Initial Conference set forth in Paragraph 3.B., below, copies of all documents which the respondent(s) intend(s) to offer at the Arbitration Hearing and a statement identifying the witnesses the party (or parties) intend(s) to present at the Hearing, along with a summary of each witness' expected testimony.

    D.  Reply To Counterclaim

    Within ten (10) days after receipt of any Counterclaim, the complaining party (or parties) shall serve on BCBSA and on the responding party (or parties) and on the Chairman of the Mediation Committee, a Reply to the Counterclaim. Such Reply must provide the same information required by Paragraph 1.C.

2.  Mediation

    A.  Mediation Committee

    To facilitate the mediation of disputes between or among BCBSA, the Plans and/or their Controlled Affiliates, the BCBSA Board has established a Mediation Committee. Mediation may be pursued in lieu of or in an effort to obviate the Mandatory Dispute Resolution process, and all parties are strongly urged to exhaust the mediation procedure.

    B.  Election To Mediate

    If any party elects first to pursue Mediation, and if it appears to the Corporate Secretary that the dispute falls within the jurisdiction of the Mediation Committee, as set forth in Exhibit 5-A hereto, then the Corporate Secretary will promptly furnish the Mediation Committee with copies of the Complaint, Answer, Counterclaim and Reply to Counterclaim, and other documents referenced in Paragraph 1, above.

    C.  Selection of Mediators

    The parties shall promptly attempt to agree upon: (i) the number of mediators desired, not to exceed three mediators; and (ii) the selection of the mediator(s) who may include members of the Mediation Committee and/or experienced mediators from an independent entity to mediate all disputes set forth in the Complaint and Answer (and Counterclaim and Reply, if any). In the event the parties cannot agree upon the number of mediators desired, that number shall default to three. In the event the parties cannot agree upon the selection of mediator(s), the Chairman will select the mediator(s), at least one of which shall be an experienced mediator from an independent entity, consistent with the provisions set forth in this Paragraph. No member of the Mediation Committee who is a representative of any party to the Mediation may be selected to mediate the dispute. The Chairman shall also endeavor not to select as a mediator any member of the Mediation Committee whom a party has requested to be disqualified. If, after due regard for availability, expertise, and such other considerations as may best promote an expeditious Mediation, the Chairman believes that he or she must consider for selection a member of the Mediation Committee whom a party has requested to be disqualified, the other members of the Committee eligible to be selected to mediate the dispute shall decide the request for disqualification. By agreeing to participate in the Mediation of a dispute, a member of the Mediation Committee represents to the party (or parties) thereto that he or she knows of no grounds which would require his or her disqualification.

    D.  Binding Decision

    Before the date of the Mediation Hearing described below, the Corporate Secretary will contact the party (or parties) to determine whether they wish to be bound by any recommendation of the selected mediators for resolution of the disputes. If all wish to be bound, the Corporate Secretary will send appropriate documentation to them for their signatures before the Mediation Hearing begins.

    E.  Mediation Procedure

    The Chairman shall promptly advise the parties of a scheduled Mediation Hearing date. Unless a party requests an expedited procedure, or unless all parties to the proceeding agree to one or more extensions of time, the Mediation Hearing set forth below shall be completed within forty (40) days of BCBSA's receipt of the Complaint. The selected mediators, unless the parties otherwise agree, shall adhere to the following procedure:

  i.
  Each party must be represented by its CEO or other representative who has been delegated full authority to resolve the dispute. However, parties may send additional representatives as they see fit.

  ii.
  By no later than five (5) days prior to the date designated for the Mediation Hearing, each party shall supply and serve a list of all persons who will be attending the Mediation Hearing, and indicate who will have the authority to resolve the dispute.

  iii.
  Each party will be given one-half hour to present its case, beginning with the complaining party (or parties), followed by the other party or parties. The parties are free to structure their presentations as they see fit, using oral statements or direct examination of witnesses. However, neither cross-examination nor questioning of opposing representatives will be permitted. At the close of each presentation, the selected mediators will be given an opportunity to ask questions of the presenters and witnesses. All parties must be present throughout the Mediation Hearing. The selected mediators may extend the time allowed for each party's presentation at the Mediation Hearing. The selected mediators may meet in executive session, outside the presence of the parties, or may meet with the parties separately, to discuss the controversy.

  iv.
  After the close of the presentations, the parties will attempt to negotiate a settlement of the dispute. If the parties desire, the selected mediators, or any one or more of the selected mediators, will sit in on the negotiations.

  v.
  After the close of the presentations, the selected mediators may meet privately to agree upon a recommendation for resolution of the dispute which would be submitted to the parties for their consideration and approval. If the parties have previously agreed to be bound by the results of this procedure, this recommendation shall be binding upon the parties.

  vi.
  The purpose of the Mediation Hearing is to assist the parties to settle their grievances short of mandatory dispute resolution. As a result, the Mediation Hearing has been designed to be as informal as possible. Rules of evidence shall not apply. There will be no transcript of the proceedings, and no party may make a tape recording of the Mediation Hearing.

  vii.
  In order to facilitate a free and open discussion, the Mediation proceeding shall remain confidential. A "Stipulation to Confidentiality" which prohibits future use of settlement offers, all position papers or other statements furnished to the selected mediators, and decisions or recommendations in any Mediation proceeding shall be executed by each party.

  viii.
  Upon request of the selected mediators, or one of the parties, BCBSA staff may also submit documentation at any time during the proceedings.

    F.  Notice Of Termination Of Mediation

    If the Mediation cannot be completed within the prescribed or agreed time period due to the lack of cooperation of any party, as determined by the selected mediators, or if the Mediation does not result in a final resolution of all disputes at the Mediation Hearing or within forty (40) days after the Complaint was served, whichever comes first, any party or any one of the selected mediators may so notify the Corporate Secretary, who shall promptly issue a Notice of termination of mediation to all parties, to the selected mediators, and to the MDR Administrator, defined below. Such notice shall serve to bring the Mediation to an end and to initiate Mandatory Dispute Resolution. Upon agreement of all parties and the selected mediators, the Mediation process may continue at the same time the MDR process is invoked. The Notice described above would serve to initiate the MDR proceeding and would not terminate the proceedings.

3.  Mandatory Dispute Resolution (MDR)

    If all parties elect not to first pursue Mediation, or if a notice of termination of Mediation is issued as set forth in Paragraph 2.F., above, then the unresolved disputes set forth in any Complaint and Answer (and Counterclaim and Reply, if any) shall be subject to MDR.

    A.  MDR Administrator

    The Administrator shall be an independent entity such as the Center for Public Resources, Inc. or Endispute, Inc., specializing in alternative dispute resolution. The Administrator shall be designated initially, and may be changed from time to time, by the affirmative vote of a majority of the Plans present and voting and a majority of the total then current weighted vote of all the Plans present and voting.

    B.  Initial Conference

    Within five (5) days after a Notice of Termination has issued, or within five (5) days after the time for filing and serving the Reply to any Counterclaim if the parties elect first not to mediate, the parties shall confer with the Administrator to discuss selecting a dispute resolution panel ("the Panel"). This Initial Conference may be by telephone. The parties are encouraged to agree to the composition of the Panel and to present that agreement to the Administrator at the Initial Conference. If the parties do not agree on the composition of the Panel by the time of the Initial Conference, or by any extension thereof agreed to by all parties and the Administrator, then the Panel Selection Process set forth in subparagraph C shall be followed.

Amended September 21, 2000

    C.  Panel Selection Process

    The Administrator shall designate at least seven potential arbitrators. The exact number designated shall be sufficient to give each party at least two peremptory strikes. Each party shall be permitted to strike any designee for cause and the Administrator shall determine the sufficiency thereof in its sole discretion. The Administrator will designate a replacement for any designee so stricken. Each party shall then be permitted two peremptory strikes. From the remaining designees, the Administrator shall select a three member Panel. The Administrator shall set the dates for exercising all strikes and shall complete the Panel Selection Process within fifteen (15) days of the Initial Conference. Each Arbitrator shall be compensated at his or her normal hourly rate or, in the absence of an established rate, at a reasonable hourly rate to be promptly fixed by the Administrator for all time spent in connection with the proceedings and shall be reimbursed for any travel and other reasonable expenses.

    D.  Duties Of The Arbitrators

    The Panel shall promptly designate a Presiding Arbitrator for the purposes reflected below, but shall retain the power to review and modify any ruling or other action of said Presiding Arbitrator. Each Arbitrator shall be an independent Arbitrator, shall be governed by the Code of Ethics for Arbitrators in Commercial Disputes, appended as Exhibit "5-B" hereto, and shall at or prior to the commencement of any Arbitration Hearing take an oath to that effect. Each Arbitrator shall promptly disclose in writing to the Panel and to the parties any circumstances, whenever arising, that might cause doubt as to such Arbitrator's compliance, or ability to comply, with said Code of Ethics, and, absent resignation by such Arbitrator, the remaining Arbitrators shall determine in their sole discretion whether the circumstances so disclosed constitute grounds for disqualification and for replacement. With respect to such circumstances arising or coming to the attention of a party after an Arbitrator's selection, a party may likewise request the Arbitrator's resignation or a determination as to disqualification by the remaining Arbitrators. With respect to a sole Arbitrator, the determination as to disqualification shall be made by the Administrator.

    There shall be no ex parte communication between the parties or their counsel and any member of the Panel.

    E.  Panel's Jurisdiction And Authority

    The Panel's jurisdiction and authority shall extend to all disputes between or among the Plans, their Controlled Affiliates, and/or BCBSA, except for those disputes excepted from these MMDR procedures as set forth in the License Agreements.

    With the exception of punitive or treble damages, the Panel shall have full authority to award the relief it deems appropriate to resolve the parties' disputes, including monetary awards and injunctions, mandatory or prohibitory. The Panel has no authority to award punitive or treble damages except that the Panel may allocate or assess responsibility for punitive or treble damages assessed by another tribunal. Subject to the above limitations, the Panel may, by way of example, but not of limitation:

  i.
  interpret or construe the meaning of any terms, phrase or provision in any license between BCBSA and a Plan or a Controlled Affiliate relating to the use of the BLUE CROSS® or BLUE SHIELD® service marks.

  ii.
  determine whether BCBSA, a Plan or a Controlled Affiliate has violated the terms or conditions of any license between the BCBSA and a Plan or a Controlled Affiliate relating to the use of the BLUE CROSS® or BLUE CROSS® service marks.

  iii.
  decide challenges as to its own jurisdiction.

  iv.
  issue such orders for interim relief as it deems appropriate pending Hearing and Award in any Arbitration.

    It is understood that the Panel is expected to resolve issues based on governing principles of law, preserving to the maximum extent legally possible the continued integrity of the Licensed Marks and the BLUE CROSS/BLUE SHIELD system. The Panel shall apply federal law to all issues which, if asserted in the United States District Court, would give rise to federal question jurisdiction, 28 U.S.C. § 1331. The Panel shall apply Illinois law to all issues involving interpretation, performance or construction of any License Agreement or Controlled Affiliate License Agreement unless the agreement otherwise provides. As to other issues, the Panel shall choose the applicable law based on conflicts of law principles of the State of Illinois.

    F.  Administrative Conference And Preliminary Arbitration Hearing

    Within ten (10) days of the Panel being selected, the Presiding Arbitrator will schedule an Administrative Conference to discuss scheduling of the Arbitration Hearing and any other matter appropriate to be considered including: any written discovery in the form of requests for production of documents or requests to admit facts; the identity of any witness whose deposition a party may desire and a showing of exceptional good cause for the taking of any such deposition; the desirability of bifurcation or other separation of the issues; the need for and the type of record of conferences and hearings, including the need for transcripts; the need for expert witnesses and how expert testimony should be presented; the appropriateness of motions to dismiss and/or for full or partial summary judgment; consideration of stipulations; the desirability of presenting any direct testimony in writing; and the necessity for any on-site inspection by the Panel.

    G.  Discovery

  i.
  Requests for Production of Documents:  All requests for the production of documents must be served as of the date of the Administrative Conference as set forth in Paragraph 3.F., above. Within twenty (20) days after receipt of a request for documents, a party shall produce all relevant and non-privileged documents to the requesting party. In his or her discretion, the Presiding Arbitrator may require the parties to provide lists in such detail as is deemed appropriate of all documents as to which privilege is claimed and may further require in-camera inspection of the same.

  ii.
  Requests for Admissions:  Requests for Admissions may be served up to 21 days prior to the Arbitration Hearing. A party served with Requests For Admissions must respond within twenty (20) days of receipt of said request. The good faith use of and response to Requests for Admissions is encouraged, and the Panel shall have full discretion, with reference to the Federal Rules of Civil Procedure, in awarding appropriate sanctions with respect to abuse of the procedure.

  iii.
  Depositions:  As a general rule, the parties will not be permitted to take deposition testimony for discovery purposes. The Presiding Arbitrator, in his or her sole discretion, shall have the authority to permit a party to take such deposition testimony upon a showing of exceptional good cause, provided that no deposition, for discovery purposes or otherwise, shall exceed three (3) hours, excluding objections and colloquy of counsel.

  iv.
  Expert witness(es):  If a party intends to present the testimony of an expert witness during the oral hearing, it shall provide all other parties with a written statement setting forth the information required to be provided by Fed. R. Civ. P. 26(b)(4)(A)(i) prior to the expiration of the discovery period.

  v.
  Discovery cut-off:  The Presiding Arbitrator shall determine the date on which the discovery period will end, but the discovery period shall not exceed forty-five (45) days from its commencement, without the agreement of all parties.

  vi.
  Additional discovery:  Any additional discovery will be at the discretion of the Presiding Arbitrator. The Presiding Arbitrator is authorized to resolve all discovery disputes, which resolution will be binding on the parties unless modified by the Arbitration Panel. If a party refuses to comply with a decision resolving a discovery dispute, the Panel, in keeping with Fed. R. Civ. P. 37, may refuse to allow that party to support or oppose designated claims or defenses, prohibit that party from introducing designated matters into evidence or, in extreme cases, decide an issue submitted for resolution adversely to that party.

    H.  Panel Suggested Settlement/Mediation

    At any point during the proceedings, the Panel at the request of any party or on its own initiative, may suggest that the parties explore settlement and that they do so at or before the conclusion of the Arbitration Hearing, and the Panel shall give such assistance in settlement negotiations as the parties may request and the Panel may deem appropriate. Alternatively, the Panel may direct the parties to endeavor to mediate their disputes as provided above, or to explore a mini-trial proceeding, or to have an independent party render a neutral evaluation of the parties' respective positions. The Panel shall enter such sanctions as it deems appropriate with respect to any party failing to pursue in good faith such Mediation or other alternate dispute resolution methods.

    I.  Subpoenas On Third Parties

    Pursuant to, and consistent with, the Federal Arbitration Act, 9 U.S.C. § 9 et seq., a party may request the issuance of a subpoena on a third party, to compel testimony or documents, and, if good and sufficient cause is shown, the Panel shall issue such a subpoena.

    J.  Arbitration Hearing

    An Arbitration Hearing will be held within thirty (30) days after the Administrative Conference if no discovery is taken, or within thirty (30) days after the close of discovery, unless all parties and the Panel agree to extend the Arbitration Hearing date, or unless the parties agree in writing to waive the Arbitration Hearing. The parties may mutually agree on the location of the Arbitration Hearing. If the parties fail to agree, the Arbitration Hearing shall be held in Chicago, Illinois, or at such other location determined by the Presiding Arbitrator to be most convenient to the participants. The Panel will determine the date(s) and time(s) of the Arbitration Hearing(s) after consultation with all parties and shall provide reasonable notice thereof to all parties or their representatives.

    K.  Arbitration Hearing Memoranda

    Twenty (20) days prior to the Arbitration Hearing, each party shall submit to the other party (or parties) and to the Panel an Arbitration Hearing Memorandum which sets forth the applicable law and any argument as to any relevant issue. The Arbitration Hearing Memorandum will supplement, and not repeat, the allegations, information and documents contained in or with the Complaint, Answer, Counterclaim and Reply, if any. Ten (10) days prior to the Arbitration Hearing, each party may submit to the other party (or parties) and to the Panel a Response Arbitration Hearing Memorandum which sets forth any response to another party's Arbitration Hearing Memorandum.

    L.  Notice For Testimony

    Ten (10) days prior to the Arbitration Hearing, any party may serve a Notice on any other party (or parties) requesting the attendance at the Arbitration Hearing of any officer, employee or director of the other party (or parties) for the purpose of providing noncumulative testimony. If a party fails to produce one of its officers, employees or directors whose noncumulative testimony during the Arbitration Hearing is reasonably requested by an adverse party, the Panel may refuse to allow that party to support or oppose designated claims or defenses, prohibit that party from introducing designated matters into evidence or, in extreme cases, decide an issue submitted for mandatory dispute resolution adversely to that party. This Rule may not be used for the purpose of burdening or harassing any party, and the Presiding Arbitrator may impose such orders as are appropriate so as to prevent or remedy any such burden or harassment.

    M.  Arbitration Hearing Procedures

  i.
  Attendance at Arbitration Hearing:  Any person having a direct interest in the proceeding is entitled to attend the Arbitration Hearing. The Presiding Arbitrator shall otherwise have the power to require the exclusion of any witness, other than a party or other essential person, during the testimony of any other witness. It shall be discretionary with the Presiding Arbitrator to determine the propriety of the attendance of any other person.

  ii.
  Confidentiality:  The Panel and all parties shall maintain the privacy of the Arbitration Proceeding. The parties and the Panel shall treat the Arbitration Hearing and any discovery or other proceedings or events related thereto, including any award resulting therefrom, as confidential except as otherwise necessary in connection with a judicial challenge to or enforcement of an award or unless otherwise required by law.

  iii.
  Stenographic Record:  Any party, or if the parties do not object, the Panel, may request that a stenographic or other record be made of any Arbitration Hearing or portion thereof. The costs of the recording and/or of preparing the transcript shall be borne by the requesting party and by any party who receives a copy thereof. If the Panel requests a recording and/or a transcript, the costs thereof shall be borne equally by the parties.

  iv.
  Oaths:  The Panel may require witnesses to testify under oath or affirmation administered by any duly qualified person and, if requested by any party, shall do so.

  v.
  Order of Arbitration Hearing:  An Arbitration Hearing shall be opened by the recording of the date, time, and place of the Arbitration Hearing, and the presence of the Panel, the parties, and their representatives, if any. The Panel may, at the beginning of the Arbitration Hearing, ask for statements clarifying the issues involved.

    Unless otherwise agreed, the complaining party (or parties) shall then present evidence to support their claim(s). The respondent(s) shall then present evidence supporting their defenses and Counterclaims, if any. The complaining party (or parties) shall then present evidence supporting defenses to the Counterclaims, if any, and rebuttal.

    Witnesses for each party shall submit to questions by adverse parties and/or the Panel.

    The Panel has the discretion to vary these procedures, but shall afford a full and equal opportunity to all parties for the presentation of any material and relevant evidence.

  vi.
  Evidence:  The parties may offer such evidence as is relevant and material to the dispute and shall produce such evidence as the Panel may deem necessary to an understanding and resolution of the dispute. Unless good cause is shown, as determined by the Panel or agreed to by all other parties, no party shall be permitted to offer evidence at the Arbitration Hearing which was not disclosed prior to the Arbitration Hearing by that party. The Panel may receive and consider the evidence of witnesses by affidavit upon such terms as the Panel deems appropriate.

    The Panel shall be the judge of the relevance and materiality of the evidence offered, and conformity to legal rules of evidence, other than enforcement of the attorney-client privilege and the work product protection, shall not be necessary. The Federal Rules of Evidence shall be considered by the Panel in conducting the Arbitration Hearing but those rules shall not be controlling. All evidence shall be taken in the presence of the Panel and all of the parties, except where any party is in default or has waived the right to be present.

    Settlement offers by any party in connection with Mediation or MDR proceedings, decisions or recommendations of the selected mediators, and a party's position papers or statements furnished to the selected mediators shall not be admissible evidence or considered by the Panel without the consent of all parties.

  vii.
  Closing of Arbitration Hearing:  The Presiding Arbitrator shall specifically inquire of all parties whether they have any further proofs to offer or witnesses to be heard. Upon receiving negative replies or if he or she is satisfied that the record is complete, the Presiding Arbitrator shall declare the Arbitration Hearing closed with an appropriate notation made on the record. Subject to being reopened as provided below, the time within which the Panel is required to make the award shall commence to run, in the absence of contrary agreement by the parties, upon the closing of the Arbitration Hearing.

    With respect to complex disputes, the Panel may, in its sole discretion, defer the closing of the Arbitration Hearing for a period of up to thirty (30) days after the presentation of proofs in order to permit the parties to submit post-hearing briefs and argument, as the Panel deems appropriate, prior to making an award.

    For good cause, the Arbitration Hearing may be reopened for up to thirty (30) days on the Panel's initiative, or upon application of a party, at any time before the award is made

    N.  Awards

    An Award must be in writing and shall be made promptly by the Panel and, unless otherwise agreed by the parties or specified by law, no later than thirty (30) days from the date of closing the Arbitration Hearing. If all parties so request, the Award shall contain findings of fact and conclusions of law. The Award, and all other rulings and determinations by the Panel, may be by a majority vote.

    Parties shall accept as legal delivery of the Award the placing of the Award or a true copy thereof in the mail addressed to a party or its representative at its last known address or personal service of the Award on a party or its representative.

    Awards are binding only on the parties to the Arbitration and are not binding on any non-parties to the Arbitration and may not be used or cited as precedent in any other proceeding.

    After the expiration of twenty (20) days from initial delivery, the Award (with corrections, if any) shall be final and binding on the parties, and the parties shall undertake to carry out the Award without delay.

    Proceedings to confirm, modify or vacate an Award shall be conducted in conformity with and controlled by the Federal Arbitration Act. 9 U.S.C. § 1, et seq.

    O.  Return Of Documents

    Within sixty (60) days after the Award and the conclusion of any judicial proceedings with respect thereto, each party and the Panel shall return any documents produced by any other party, including all copies thereof. If a party receives a discovery request in any other proceeding which would require it to produce any documents produced to it by any other party in a proceeding hereunder, it shall not produce such documents without first notifying the producing party and giving said party reasonable time to respond, if appropriate, to the discovery request.

4.  Miscellaneous

    A.  Expedited Procedures

    Any party to a Mediation may direct a request for an expedited Mediation Hearing to the Chairman of the Mediation Committee, to the selected Mediators, and to all other parties at any time. The Chairman of the Mediation Committee, or at his or her direction, the then selected Mediators, shall grant any request which is supported by good and sufficient reasons. If such a request is granted, the Mediation shall be completed within as short a period as practicable, as determined by the Chairman of the Mediation Committee or, at his or her direction, the then selected Mediators.

    Any party to an Arbitration may direct a request for expedited proceedings to the Administrator, to the Panel, and to all other parties at any time. The Administrator, or the Presiding Arbitrator if the Panel has been selected, shall grant any such request which is supported by good and sufficient reasons. If such a request is granted, the Arbitration shall be completed within as short a time as practicable, as determined by the Administrator and/or the Presiding Arbitrator.

    B.  Temporary Or Preliminary Injunctive Relief

    Any party may seek temporary or preliminary injunctive relief with the filing of a Complaint or at any time thereafter. If such relief is sought prior to the time that an Arbitration Panel has been selected, then the Administrator shall select a single Arbitrator who is a lawyer who has no interest in the subject matter of the dispute, and no connection to any of the parties, to hear and determine the request for temporary or preliminary injunction. If such relief is sought after the time that an Arbitration Panel has been selected, then the Arbitration Panel will hear and determine the request. The request for temporary or preliminary injunctive relief will be determined with reference to the temporary or preliminary injunction standards set forth in Fed. R. Civ. P. 65.

    C.  Defaults And Proceedings In The Absence Of A Party

    Whenever a party fails to comply with the MDR Rules in a manner deemed material by the Panel, the Panel shall fix a reasonable time for compliance and, if the party does not comply within said period, the Panel may enter an Order of default or afford such other relief as it deems appropriate. Arbitration may proceed in the event of a default or in the absence of any party who, after due notice, fails to be present or fails to obtain an extension. An Award shall not be made solely on the default or absence of a party, but the Panel shall require the party who is present to submit such evidence as the Panel may require for the making of findings, determinations, conclusions, and Awards.

    D.  Notice

    Each party shall be deemed to have consented that any papers, notices, or process necessary or proper for the initiation or continuation of a proceeding under these rules or for any court action in connection therewith may be served on a party by mail addressed to the party or its representative at its last known address or by personal service, in or outside the state where the MDR proceeding is to be held.

    The Corporate Secretary and the parties may also use facsimile transmission, telex, telegram, or other written forms of electronic communication to give the notices required by these rules.

    E.  Expenses

    The expenses of witnesses shall be paid by the party causing or requesting the appearance of such witnesses. All expenses of the MDR proceeding, including compensation, required travel and other reasonable expenses of the Panel, and the cost of any proof produced at the direct request of the Panel, shall be borne equally by the parties and shall be paid periodically on a timely basis, unless they agree otherwise or unless the Panel in the Award assesses such expenses, or any part thereof against any party (or parties). In exceptional cases, the Panel may award reasonable attorneys' fees as an item of expense, and the Panel shall promptly determine the amount of such fees based on affidavits or such other proofs as the Panel deems sufficient.

    F.  Disqualification Or Disability Of A Panel Member

    In the event that any Arbitrator of a Panel with more than one Arbitrator should become disqualified, resign, die, or refuse or be unable to perform or discharge his or her duties after the commencement of MDR but prior to the rendition of an Award, and the parties are unable to agree upon a replacement, the remaining Panel member(s):

  i.
  shall designate a replacement, subject to the right of any party to challenge such replacement for cause.

  ii.
  shall decide the extent to which previously held hearings shall be repeated.

    If the remaining Panel members consider the proceedings to have progressed to a stage as to make replacement impracticable, the parties may agree, as an alternative to the recommencement of the Mandatory Dispute Resolution process, to resolution of the dispute by the remaining Panel members.

    In the event that a single Arbitrator should become disqualified, resign, die, or refuse or be unable to perform or discharge his or her duties after the commencement of MDR but prior to the rendition of an Award, and the parties are unable to agree upon a replacement, the Administrator shall appoint a successor, subject to the right of any party to challenge such successor for cause, and the successor shall decide the extent to which previously held proceedings shall be repeated.

    G.  Extensions of Time

    Any time limit set forth in these Rules may be extended upon agreement of the parties and approval of: (i) the Chairman of the Mediation Committee if the proceeding is then in Mediation; (ii) the Administrator if the proceeding is in Arbitration, but no Arbitration Panel has been selected; or (iii) the Arbitration Panel, if the proceeding is in Arbitration and the Arbitration Panel has been selected.

    H.  Intervention

    The Plans, their Controlled Affiliates, and BCBSA, to the extent subject to MMDR pursuant to their License Agreements, shall have the right to move to intervene in any pending Arbitration. A written motion for intervention shall be made to: (i) the Administrator, if the proceeding is in Arbitration, but no Arbitration Panel has been selected; or (ii) the Arbitration Panel, if the proceeding is in Arbitration and the Arbitration Panel has been selected. The written motion for intervention shall be delivered to the BCBSA Corporate Secretary (which shall also constitute service on the BCBSA if it is a respondent) and to any Plan(s) and/or Controlled Affiliate(s) which are parties to the proceeding. Any party to the proceeding can submit written objections to the motion to intervene. The motion for intervention shall be granted upon good cause shown. Intervention also may be allowed by stipulation of the parties to the Arbitration proceeding. Intervention shall be allowed upon such terms as the Arbitration Panel decides.

    I.  BCBSA Assistance In Resolution of Disputes

    The resources and personnel of the BCBSA may be requested by any member Plan at any time to try to resolve disputes with another Plan.

Amended September 21, 2000

    J.  Neutral Evaluation

    The parties can voluntarily agree at any time to have an independent party render a neutral evaluation of the parties' respective positions.

    K.  Recovery of Attorney Fees and Expenses

  Motions to Compel

  Nothwithstanding any other provisions of these Rules, any Party subject to the License Agreements (for purposes of this Section L and all of its sub-sections only hereinafter referred to collectively and individually as a "Party") that initiates a court action or administrative proceeding solely to compel adherence to these Rules shall not be determined to have violated these Rules by initiating such action or proceeding.

  Recovery of Fees, Expenses and Costs

  The Arbitration Panel may, in its sole discretion, award a Party its reasonable attorneys' fees, expenses and costs associated with a filing to compel adherence to these Rules and/or reasonable attorneys' fees, expenses and costs incurred in responding to an action filed in violation of these Rules; provided, however, that neither fees, expenses, nor costs shall be awarded by the Arbitration Panel if the Party from which the award is sought can demonstrate to the Arbitration panel, in its sole discretion, that it did not violate these Rules or that it had reasonable grounds for believing that its action did not violate these Rules.

  Requests for Reimbursement

  For purposes of this Section L, any Party may request reimbursement of fees, expenses and/or costs by submitting said request in writing to the Arbitration Panel at any time before an award is delivered pursuant to Section 3-N hereof, with a copy to the Party from which reimbursement is sought, explaining why it is entitled to such reimbursement. The Party from which reimbursement is sought shall have 20 days to submit a response to such request to the Arbitration Panel with a copy to the Party seeking reimbursement.

Amended September 21, 2000

EXHIBIT 5-A

MEDIATION COMMITTEE

REPORTS TO:	Board of Directors
CHARGE:	1. Develop and implement processes for resolving misunderstandings or disagreements between Plans or between Plans and the Association under the following circumstances:
	a.	Matters at issue regarding relationships between Plans or between Plans and the Association.
	b.	Matters at issue regarding relationships between Plans or between Plans and the Association.
	c.	Matters at issue under the Inter-Plan Bank, Reciprocity, and Transfer Programs.
	d.	Matters at issue regarding contractor selection or performance under the Medicare Part A Program.
2. Determination of equalization allowances and/or cost allowances under FEP shall not be considered by this Committee.
MEMBERSHIP:	Six to Eight
STAFF:	Senior Vice President and General Counsel

QuickLinks

EXHIBIT 10.07
BLUE CROSS CONTROLLED AFFILIATE LICENSE AGREEMENT APPLICABLE TO LIFE INSURANCE COMPANIES (Includes revisions adopted by Member Plans through their November 16, 2000 meeting)
EXHIBIT 5-A
MEDIATION COMMITTEE